Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement on Form S-4 and related Prospectus of United Community Banks, Inc. of our report dated April 29, 2021, relating to the consolidated financial statements of Aquesta Financial Holdings, Inc. for the years ended December 31, 2020 and 2019. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ WIPFLI LLP

Atlanta, Georgia

July 29, 2021